Exhibit 99

IDACORP
1221 W. Idaho Street
Boise, ID   83702

May 18, 2007

                                                           FOR IMMEDIATE RELEASE

                             Lawrence F. Spencer, Director of Investor Relations
                                                          Phone:  (208) 388-2664
                                                         lspencer@idacorpinc.com




                Idaho Power Announces Memorandum of Understanding
                   Regarding Development of Major Transmission


     BOISE - Idaho Power today announced the signing of a Memorandum of Understanding with PacifiCorp under which the companies would pursue possible development of new high voltage transmission lines from Wyoming across southern Idaho. The companies anticipate that various segments of the project under consideration would be completed between 2012 and 2014, and would be designed to meet growth in customers' need for electricity and increase electrical transmission capacity across southern Idaho.

     "We've experienced significant load growth and see that growth continuing," said LaMont Keen, Idaho Power president and chief executive officer. "Under many conditions, our wires are at full capacity today. As a transmission provider, we have the obligation to plan and construct transmission facilities to ensure reliable electric service to our customers. The long lead times -- seven to ten years -- necessary to develop, site and construct transmission require action-in-advance-of-need in order to ensure a reliable system. We see opportunities to partner with companies such as PacifiCorp as an excellent way to ensure our ability to fulfill our obligation to serve and meet our mutual transmission needs."

     The Memorandum of Understanding will serve as a cornerstone for the two companies to jointly study the development of the major transmission projects necessary to meet each company's needs. The expansion would utilize a "hub and spoke" design concept, which creates common points or "hubs" of major interconnection for electric load and generation resources. This design would allow for construction of the critical transmission lines necessary from load centers in advance of siting generation required to serve growth, while providing immediate benefits to system reliability. This flexible approach addresses the problem of coordinating longer lead-time transmission projects with shorter lead-time


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generation projects, while at the same time securing and efficiently utilizing critical transmission corridors.

     "PacifiCorp has been actively participating in several regional transmission projects and believes this joint effort will support and help enable these regional project objectives," said John Cupparo, vice president of transmission for PacifiCorp.

     Idaho Power's Energy Plan for the Future - entitled the 2006 Integrated Resource Plan in regulatory filings -- articulates the need to expand the Idaho Power transmission system in order to deliver electricity from power generating sources to retail consumers. PacifiCorp has determined a similar need and, together, the companies are committed to develop transmission facilities to meet these needs and to operate reliable systems.

     This would be the first major project to be developed under the regional planning role of the Northern Tier Transmission Group, a coalition of investor-owned and public utilities, state government agencies and transmission customers.

     Idaho Power and PacifiCorp will be working with the Western Electricity Coordinating Council and the Northern Tier Transmission Group through the next steps of the regional planning and rating processes.


About Idaho Power
     Idaho Power, the principal subsidiary of IDACORP, Inc. (NYSE:IDA) serves more than 473,000 customers in a 24,000 square-mile area. The company operates its system with 4,629 miles of transmission lines and 25,935 miles of distribution lines. Idaho Power relies heavily on hydroelectric power for its generating needs and is one of the nation's few investor-owned utilities with a predominantly hydroelectric generating base. The company owns and operates 17 hydroelectric power plants, two gas-fired plants and shares ownership in three coal-fired generating plants.



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